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                                                                   Exhibit 99.12

                               ANALEX CORPORATION
                              5904 Richmond Highway
                                    Suite 300
                           Alexandria, Virginia 22303



July 16, 2003



Bank of America, N.A.
8300 Greensboro Drive
Suite 550
McLean, VA  22102

ATTN: Commercial Banking

Dear Sir or Madam:

     Analex Corporation and Bank of America, N.A. have entered into that certain Credit Agreement dated as of November 2, 2001 as modified by that certain First Amendment to Credit Agreement dated as of August 1, 2002, Second Amendment to Credit Agreement dated as of December 20, 2002, and Third Amendment to the Credit Agreement dated April 30, 2003 (collectively, the "Credit Agreement"). As you have been informed, Analex is in the process of entering into certain transactions with Pequot Private Equity Fund III, LP and/or its affiliates ("Pequot") for the sale of convertible debt and the issuance of Series A Preferred Stock. The basic terms of such transaction are set forth in a Summary of Terms dated June 19, 2003 that has been provided to you; we will be pleased to provide you with another copy. Some of the proceeds of this transaction with Pequot will be used to purchase certain securities of Analex from John M. Stout and certain of his family members and affiliates and enter into certain other agreements with Mr. Stout. These transactions are described in a letter agreement dated June 19, 2003, a copy of which has been provided to you, which we would be pleased to provide again. These transactions are collectively referred to as the "Financing Transaction."

     Please note that the documents referred to above are confidential, non-public information and we request that you maintain the confidentiality of these documents and not disclose them to any third parties.

     As discussed, Analex requests that Bank of America consent to the Financing Transaction and agree to waive any covenants or events of default which might be breached or triggered as a result of the Financing Transaction under the Credit Agreement and under any documents between Analex and

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Bank of America
July 16, 2003
Page 2


Bank of America entered into in connection with the Credit Agreement. Further, Analex specifically requests that Bank of America's consent and waiver include, without limitation, Section 6.4, Section 6.5, and Section 6.6 of the Credit Agreement.

     We understand that Bank of America and Pequot will be entering into an intercreditor and subordination agreement and that Bank of America and Analex will be entering into a Fourth Amendment to the Credit Agreement and we understand that your consent and waiver will be subject to the execution and delivery of an intercreditor and subordination agreement in the form agreed to between Bank of America and Pequot and a Fourth Amendment to the Credit Agreement in the form attached to the intercreditor and subordination agreement effective as of the closing date of the Financing Transaction.

     The waiver and consent set forth in this letter shall not be construed as a waiver of any default or any obligation of Analex and its subsidiaries under, or any provision of, the Credit Agreement, except as expressly set forth in this letter.

     If Analex's request for consent and waiver by Bank of America is acceptable to you, please indicate your agreement by executing a copy of this letter in the space provided below and returning it to me. We appreciate your prompt attention to this matter.



                                                Sincerely,

                                                /s/ Ronald Alexander

                                                Ronald Alexander
                                                Chief Financial Officer


Accepted and agreed to:

Bank of America, N.A.

By:  /s/ Jessica Tencza
    --------------------------
    Name: Jessica Tencza
    Title: Vice President